Exhibit 99.1
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors and Shareholders of Republic Bancorp Inc.
We have audited the accompanying consolidated balance sheets of Republic Bancorp Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Republic Bancorp Inc. and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Republic Bancorp Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 8, 2006 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Detroit, Michigan
March 8, 2006

Republic Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets

December 31
(In thousands, except share data)	2005	2004

Assets
Cash and due from banks	$52,502	$53,589
Interest-earning deposits with banks	25	82

Cash and cash equivalents	52,527	53,671
Mortgage loans held for sale	38,259	105,318
Securities available for sale	861,623	620,794
Securities held to maturity (fair value of $220,045 and $220,080 in 2005 and 2004, respectively)	227,262	222,757
Loans, net of unearned income	4,628,258	4,463,975
Less allowance for loan losses	(42,122)	(41,818)

Net loans	4,586,136	4,422,157
Federal Home Loan Bank stock (at cost)	80,525	80,511
Premises and equipment	26,586	26,493
Bank owned life insurance	116,519	112,978
Other assets	92,329	69,298

Total assets	$6,081,766	$5,713,977

Liabilities
Noninterest-bearing deposits	$284,932	$274,747
Interest bearing deposits:
NOW accounts	187,190	203,553
Savings and money market accounts	932,048	1,100,333
Retail certificates of deposit	1,102,188	879,361
Wholesale deposits	636,585	588,217

Total interest-bearing deposits	2,858,011	2,771,464

Total deposits	3,142,943	3,046,211
Federal funds purchased and other short-term borrowings	709,300	538,300
Short-term FHLB advances	218,000	215,000
Long-term FHLB advances and security repurchase agreements	1,489,432	1,390,878
Accrued expenses and other liabilities	67,632	63,950
Long-term debt	50,000	50,000

Total liabilities	5,677,307	5,304,339

Shareholders’ Equity
Preferred stock, $25 stated value; $2.25 cumulative and convertible; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $5 par value; 100,000,000 shares authorized; 74,976,000 and 77,468,000 shares issued and outstanding in 2005 and 2004, respectively	374,882	352,125
Capital surplus	41,491	59,303
Unearned compensation - restricted stock	(4,770)	(3,207)
Retained earnings	3,114	3,634
Accumulated other comprehensive loss	(10,258)	(2,217)

Total shareholders’ equity	404,459	409,638

Total liabilities and shareholders’ equity	$6,081,766	$5,713,977

See accompanying notes.

Republic Bancorp Inc. and Subsidiaries
Consolidated Statements of Income

Years Ended December 31
(In thousands, except share data)	2005	2004	2003

Interest Income
Interest and fees on loans	$275,858	$241,049	$247,125
Interest on investment securities and FHLB stock dividends	50,342	41,330	18,555

Total interest income	326,200	282,379	265,680

Interest Expense
Interest on deposits:
NOW accounts	959	600	599
Savings and money market accounts	17,883	13,629	13,282
Retail certificates of deposit	33,055	27,741	31,928
Wholesale deposits	20,813	11,209	10,496

Total interest expense on deposits	72,710	53,179	56,305
Federal funds purchased and other short-term borrowings	31,915	12,237	7,689
Long-term FHLB advances and security repurchase agreements	63,239	62,813	54,850
Long-term debt	4,300	4,300	4,339

Total interest expense	172,164	132,529	123,183

Net interest income	154,036	149,850	142,497
Provision for loan losses	5,800	8,500	12,000

Net interest income after provision for loan losses	148,236	141,350	130,497

Noninterest Income
Mortgage banking income	18,673	22,739	38,976
Service charges	12,162	11,514	11,097
Gain on sale of securities	1,785	2,461	2,190
Gain on sale of SBA loans	2,470	3,816	322
Income from bank owned life insurance	4,209	4,648	5,519
Other noninterest income	4,005	2,141	2,675

Total noninterest income	43,304	47,319	60,779

Noninterest Expense
Salaries and employee benefits	57,530	56,819	60,454
Occupancy expense of premises	10,471	10,243	10,296
Equipment expense	6,248	6,675	6,768
Other noninterest expenses	19,012	20,338	27,136

Total noninterest expense	93,261	94,075	104,654

Income before income taxes	98,279	94,594	86,622
Provision for income taxes	29,098	27,910	25,896

Net Income	$69,181	$66,684	$60,726

Basic earnings per share	$.91	$.86	$.79

Diluted earnings per share	$.90	$.85	$.78

See accompanying notes.

Republic Bancorp Inc. and Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity

						Accumulated
	Number of			Unearned		Other	Total
	Common	Common	Capital	Compensation	Retained	Comprehensive	Shareholders’
(In thousands, except per share data)	Shares	Stock	Surplus	Restricted Stock	Earnings	Income (Loss)	Equity

Balances at January 1, 2003	57,441	287,207	40,633	(368)	4,373	883	332,728
Comprehensive income:

Net income					60,726		60,726
Unrealized holding losses on securities, net of $139 income tax benefit						(258)	(258)
Reclassification adjustment for gains included in net income, net of $767 income tax expense						(1,423)	(1,423)

Net unrealized losses on securities, net of tax						(1,681)	(1,681)

Comprehensive income							59,045
Cash dividends declared ($.28 per share)					(21,289)		(21,289)
Awards of common stock under Incentive Stock Plan	268	1,342	1,960	(3,302)			—
Amortization of restricted stock				1,869			1,869
Cancellations of restricted stock				135			135
10% common share dividend	5,777	28,886	11,008		(39,917)		(23)
Issuance of common shares:
Through exercise of stock options	1,139	5,695	3,475				9,170
Through exercise of stock warrants	44	220	45				265
Through employee stock awards	18	83	146				229
Impact of stock option expense			4				4
Tax benefit relating to exercise of stock options and warrants and vesting of restricted stock			2,309				2,309
Repurchase of common shares	(1,160)	(5,800)	(9,222)				(15,022)

Balances at December 31, 2003	63,527	$317,633	$50,358	$(1,666)	$3,893	$(798)	$369,420
Comprehensive income:
Net income					66,684		66,684
Unrealized holding gains on securities, net of $97 income tax expense						181	181
Reclassification adjustment for gains included in net income, net of $861 income tax expense						(1,600)	(1,600)

Net unrealized losses on securities, net of tax						(1,419)	(1,419)

Comprehensive income							65,265
Cash dividends declared ($.35 per share)					(26,953)		(26,953)
Awards of common stock under Incentive Stock Plan	319	1,595	2,788	(4,383)			—
Amortization of restricted stock				2,388			2,388
Cancellations of restricted stock				454			454
10% common share dividend	6,412	32,034	7,930		(39,990)		(26)
Issuance of common shares:
Through exercise of stock options	596	3,001	1,242				4,243
Through exercise of stock warrants	83	419	109				528
Through employee stock awards	16	80	126				206
Impact of stock option expense			7				7
Tax benefit relating to exercise of stock options and warrants and vesting of restricted stock			1,989				1,989
Repurchase of common shares	(528)	(2,637)	(5,246)				(7,883)

Balances at December 31, 2004	70,425	$352,125	$59,303	$(3,207)	$3,634	$(2,217)	$409,638

See accompanying notes.

Republic Bancorp Inc. and Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity

	Number			Unearned		Accumulated
	of			Compensation		Other	Total
	Common	Common	Capital	Restricted	Retained	Comprehensive	Shareholders’
(In thousands, except per share data)	Shares	Stock	Surplus	Stock	Earnings	Income (Loss)	Equity

Balances at December 31, 2004	70,425	$352,125	$59,303	$(3,207)	$3,634	$(2,217)	$409,638
Comprehensive income:
Net income					69,181		69,181
Unrealized holding losses on securities, net of $3,705 income tax benefit						(6,881)	(6,881)
Reclassification adjustment for gains included in net income, net of $625 income tax expense						(1,160)	(1,160)

Net unrealized losses on securities, net of tax						(8,041)	(8,041)

Comprehensive income							61,140
Cash dividends declared ($.41 per share)					(31,187)		(31,187)
Awards of common stock under Incentive Stock Plan	372	1,862	3,539	(5,401)			—
Amortization of restricted stock				3,262			3,262
Cancellations of restricted stock				576			576
10% common share dividend	6,835	34,174	4,316		(38,514)		(24)
Issuance of common shares:
Through exercise of stock options	334	1,671	240				1,911
Through exercise of stock warrants	20	100	(15)				85
Through employee stock awards	28	140	261				401
Impact of stock option expense			9				9
Tax benefit relating to exercise of stock options and warrants and vesting of restricted stock			1,068				1,068
Repurchase of common shares	(3,038)	(15,190)	(27,230)				(42,420)

Balances at December 31, 2005	74,976	$374,882	$41,491	$(4,770)	$3,114	$(10,258)	$404,459

See accompanying notes.

Republic Bancorp Inc. and Subsidiaries
Consolidated Statements of Cash Flows

Year Ended December 31 (In thousands)	2005	2004	2003

Cash Flows From Operating Activities:
Net income	$69,181	$66,684	$60,726
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,978	10,085	10,117
Net gains on sale of securities available for sale	(1,785)	(2,461)	(2,190)
Net gains on sale of loans	(6,824)	(8,958)	(3,545)
Proceeds from sale of mortgage loans held for sale	736,694	948,341	3,078,308
Origination of mortgage loans held for sale	(669,635)	(918,299)	(2,552,669)
Net increase in other assets	(27,129)	(18,508)	(13,181)
Net increase (decrease) in accrued expenses and other liabilities	3,322	2,922	(15,654)
Other, net	562	1,549	4,442

Total adjustments	46,183	14,671	505,628

Net cash provided by operating activities	115,364	81,355	566,354

Cash Flows From Investing Activities:
Proceeds from sale of securities available for sale	203,942	182,662	70,445
Proceeds from calls and principal payments of securities available for sale	112,059	244,744	170,955
Proceeds from principal payments of securities held to maturity	46,201	43,337	1,072
Purchases of securities available for sale	(535,455)	(441,362)	(679,770)
Purchases of securities held to maturity	(50,921)	(109,663)	(157,627)
Purchases/additions of bank owned life insurance	—	—	(16,500)
Proceeds from sale of loans	337,052	332,878	141,185
Net increase in loans made to customers	(528,677)	(630,568)	(634,579)
Premises and equipment expenditures	(6,023)	(5,798)	(5,546)

Net cash used in investing activities	(421,822)	(383,770)	(1,110,365)

Cash Flows From Financing Activities:
Net increase in total deposits	96,732	224,878	37,676
Purchase of bank branch deposits	—	6,064	—
Sale of bank branch deposits	—	—	(10,679)
Net increase in short-term borrowings	171,000	47,055	282,175
Net increase (decrease) in short-term FHLB advances	3,000	(65,000)	(25,000)
Proceeds from long-term FHLB advances and security repurchase agreements	243,825	156,000	366,450
Payments on long-term FHLB advances	(143,935)	(51,848)	(82,667)
Payments on long-term debt	—	—	(13,500)
Net proceeds from issuance of common shares	7,798	9,367	12,970
Repurchase of common shares	(42,420)	(7,883)	(15,022)
Dividends paid on common shares	(30,686)	(26,405)	(20,159)

Net cash provided by financing activities	305,314	292,228	532,244

Net decrease in cash and cash equivalents	(1,144)	(10,187)	(11,767)
Cash and cash equivalents at beginning of year	53,671	63,858	75,625

Cash and cash equivalents at end of year	$52,527	$53,671	$63,858

Year Ended December 31 (In thousands)	2005	2004	2003
Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$167,859	$130,209	$122,576
Income taxes	29,790	27,581	25,795

Supplemental Schedule of Non-Cash Operating and Investing Activities:
Portfolio loan charge-offs	$7,463	$7,105	$9,523
Mortgage portfolio loans securitized and retained as securities available for sale	$33,376	$—	$—
Loans transferred to other real estate owned	$19,104	$7,609	$4,604
See accompanying notes.

Notes to Consolidated Financial Statements
Note 1. Nature of Operations and Summary of Significant Accounting Policies
Nature of Operations
     Republic Bancorp Inc. and Subsidiaries (the “Company”) is a bank holding company headquartered in Ann Arbor, Michigan. The Company has three primary lines of business: commercial banking, retail banking and mortgage banking. The Company’s bank subsidiary, Republic Bank, offers financial products to consumers and businesses through its 92 retail, commercial and mortgage banking branches located in Michigan, Ohio and Indiana and a loan production office in Massachusetts.
Principles of Consolidation
     The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of Republic Bancorp Inc. and its wholly-owned bank subsidiary, Republic Bank (including its wholly-owned subsidiaries, Quincy Investment Services, Inc., Republic Bank Real Estate Finance, LLC and Republic Management Company, Inc.). All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
     Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and accompanying notes, as well as the amounts of revenues and expenses reported during the periods covered by those financial statements and accompanying notes. Actual results could differ from these estimates.
Investment Securities
     The Company’s investment securities classified as available for sale are stated at fair market value with unrealized gains and losses, net of income taxes, reported as a component of shareholders’ equity. Gains and losses on sales of securities are computed based on specific identification of the adjusted cost of each security and included in gains on sales of securities.
     The Company’s investment securities classified as held to maturity are stated at aggregate cost.
     Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as, the type of security, the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and the Company’s intent and ability to hold the security. A decline in value that is considered to be other-than-temporary would be recorded as a loss within noninterest income in the Consolidated Statements of Income.
     For mortgage portfolio loans securitized and retained as investment securities, the remaining net deferred fees or costs are treated as a discount or premium and recognized as an adjustment to the yield over the life of the security using the effective interest method. If the security is subsequently sold, any remaining net deferred fees or costs are treated as part of the cost basis in determining the gain or loss on sale of the security.
Mortgage Loans Held for Sale
     Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. The cost basis of mortgage loans held for sale is adjusted by deferred loan origination and commitment fees and certain direct loan origination costs. The value of mortgage loans held for sale is hedged by utilizing mandatory forward commitments to sell loans to investors in the secondary market. Such forward commitments are generally entered into at the time

Notes to Consolidated Financial Statements
when applications are taken to protect the value of the mortgage loans from increases in interest rates during the period held. Mortgage loans originated are generally sold within a period of 30 to 60 days after closing, therefore, the related fees and costs are not amortized during that period.
Loans
     Loans are stated at the principal amount outstanding, net of unearned income. Interest income earned on all loans is accrued daily. Loans for which the accrual of interest has been discontinued are designated as non-accrual loans. Commercial loans are generally placed on non-accrual status at the time the loan is 90 or more days past due, unless the loan is well-secured and in the process of collection. Residential real estate mortgage loans and installment loans are placed in non-accrual status at the time the loan is four scheduled payments past due or 90 days or more past the maturity date of the loan. In all cases, loans may be placed on non-accrual status earlier when, in the opinion of management, reasonable doubt exists as to the full, timely collection of interest or principal. All interest accrued but not collected for loans that are placed on non-accrual status is reversed and charged against current income. Any interest payments subsequently received on non-accrual loans are applied against the principal balance. Loans are considered restructured when the Company makes certain concessions to a financially troubled debtor that would not normally be considered.
     Loan origination and commitment fees and certain direct loan origination costs are deferred and recognized over the life of the related loan as an adjustment to the yield on the loan.
     SFAS 114, Accounting By Creditors for Impairment of a Loan, as amended by SFAS 118, considers a loan impaired when it is probable that payment of principal and interest will not be collected in accordance with the contractual terms of the loan agreement. At December 31, 2005, all non-accrual and restructured commercial loans were reviewed for impairment. At December 31, 2004, all commercial and residential real estate potential problem loans, classified as watch and substandard, and all commercial and residential real estate non-accrual and restructured loans were reviewed for impairment. During 2005, the Company discontinued the evaluation of watch, substandard and non-accrual residential real estate loans due to their homogenous nature and discontinued the evaluation of watch and substandard commercial loans to better conform with industry practice.
     An impaired loan for which it is deemed necessary to record a specific allocated allowance may be written down to the fair value of the underlying collateral via a direct charge-off against the allowance for loan losses at the time it is determined the loan balance exceeds the fair value of the collateral. An impaired loan not requiring a specific allocated allowance represents a loan for which the fair value of the underlying collateral equals or exceeds the recorded investment in the loan. All impaired loans were evaluated using the fair value of the underlying collateral as the measurement method.
Allowance for Loan Losses
     The allowance for loan losses represents the Company’s estimate of probable credit losses related to specifically identified loans as well as probable credit losses inherent in the remainder of the loan portfolio that have been incurred as of the balance sheet date. The allowance for loan losses is maintained at a level the Company believes is adequate through the provision for loan losses.
     Due to the inherent risks and uncertainties related to the operation of a financial institution, management must depend on estimates, appraisals and valuations of loans to prepare the Company’s financial statements. Changes in economic conditions and the financial prospects of borrowers may result in abrupt changes to the estimates, appraisals or evaluations used. In addition, if actual circumstances and losses differ substantially from management’s assumptions and estimates, the allowance for loan losses may not be sufficient to absorb all future losses, and net income could be adversely impacted.

Notes to Consolidated Financial Statements
     At December 31, 2005 and 2004, the allowance for loan losses consists of a specific allocated component, a risk allocated component and an imprecision component. The components of the allowance for loan losses represent an estimation completed pursuant to either SFAS 5, Accounting for Contingencies, or SFAS 114. The specific risk allocated component of the allowance for loan losses reflects potential losses resulting from analyses developed through specific credit allocation for individual loans deemed impaired under SFAS 114. The risk allocated (SFAS 5) component of the allowance for loan losses reflects expected losses projected from historical loss experience for each loan category in the aggregate, but excluding loans individually determined to be impaired. The projected loss ratios utilized in the risk allocated component incorporate factors such as historical charge-off experience and current economic trends and conditions.
     Actual loss ratios experienced in the future may vary from the projected loss ratios utilized in the risk allocated component. The uncertainty occurs because factors affecting the determination of probable losses inherent in the loan portfolio may exist which are not necessarily captured by the application of projected loss ratios or economic trends and other conditions. Therefore, an imprecision component of the allowance is additionally maintained to capture these probable losses inherent in the loan portfolio. The imprecision component reflects management’s view that the allowance should recognize the margin for error inherent in the process of estimating expected loan losses in the loan portfolio. Factors considered in evaluating the Company’s imprecision component include, among other factors, imprecision in projected loss ratios and economic conditions.
     The Company reviews each delinquent commercial loan on a bi-weekly basis. Grades for commercial loans are assigned based upon review of such factors such as debt service coverage, collateral value, financial condition of the borrower, experience and reputation of management, and payment history. Delinquent mortgage and installment loans are reviewed monthly and assigned a rating based on their payment status. In addition, the Commercial Loan Review Committee will, on a monthly basis, conduct reviews of certain commercial loans exceeding $250,000 that have not exhibited delinquency trends. These reviews assign a current risk rating based on management’s understanding of the financial condition of the borrower and collateral values. All non-accrual loans are included in the “substandard” or “doubtful” classifications in the Company’s risk rating methodology.
     Based upon these reviews, the Company determines the grades for its loan portfolio on a monthly basis. These reviews provide a mechanism that results in loans being graded in the proper category and for commercial loans, determines whether the loans are reviewed for the specific allocated allowance or are assigned projected loss ratios.
Premises and Equipment
     Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Useful lives range from three to 10 years for furniture, fixtures and equipment, and seven to 40 years for buildings and improvements. Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the estimated useful lives of the related assets or the remaining lease terms. Maintenance and repairs are charged to expense as incurred, while improvements which extend the useful life are capitalized and depreciated over the estimated remaining life of the asset.
Goodwill and Core Deposit Intangibles
     The excess of cost over the fair value of net assets acquired is included in other assets and prior to January 1, 2002 was amortized using the straight-line method over a period of 15 years. Core deposit intangible assets are amortized on a straight-line basis over a period of 10 to 15 years. Effective January 1, 2002, the Company adopted SFAS 142, Goodwill and Other Intangible Assets. Under the provisions of SFAS 142, goodwill is no longer ratably amortized, but reviewed annually for impairment. Core deposit intangibles continue to be amortized. See Note 8 for a summary of the Company’s core deposit intangibles and goodwill.

Notes to Consolidated Financial Statements
Derivative Instruments
     The Company enters into derivative transactions principally to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities. Under the guidelines of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, all derivative instruments are required to be carried at fair value on the balance sheet. SFAS 133 provides special hedge accounting provisions, which permit the change in the fair value of the hedged item related to the risk being hedged to be recognized in earnings in the same period and in the same income statement line as the change in the fair value of the derivative.
     Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value on an asset, liability or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS 133. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking each hedge transaction. The Company’s derivative instruments as of December 31, 2005 and 2004 were designated as fair value hedges.
     Fair value hedges are accounted for by recording the fair value of the derivative instrument and the fair value related to the risk being hedged of the hedged asset or liability on the balance sheet with corresponding offsets recorded in the income statement. The adjustment to the hedged asset or liability is included in the basis of the hedged item, while the fair value of the derivative is recorded as a separate asset or liability. Actual cash receipts of payments and related amounts accrued during the period on derivatives included in a fair value hedge relationship are recorded as adjustments to the income or expense recorded on the hedged asset or liability.
     Under fair value hedge accounting, derivative gains and losses not effective in hedging the change in fair value of the hedged item are recognized immediately in the income statement. At the hedge’s inception and at least monthly thereafter, a formal assessment is performed to determine whether changes in the fair values of the derivative instruments have been highly effective in offsetting changes in the fair values of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been or will not continue to be highly effective as a hedge, hedge accounting is discontinued. SFAS 133 basis adjustments recorded on hedged assets and liabilities are amortized over the remaining life of the hedged item beginning when hedge accounting ceases.
Income Taxes
     Deferred income taxes are recognized for the future tax consequences attributable to temporary differences between the tax and financial statement basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established to the extent current available evidence about future events raise doubt about the future realization of a deferred tax asset. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date.
Earnings Per Share
     Basic earnings per share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings per share include any dilutive effects of options and warrants.
Stock-Based Compensation
     Effective January 1, 2003, the Company adopted the fair value method of recording stock options under SFAS 123, Accounting for Stock-Based Compensation. In accordance with the transitional guidance of SFAS 148,

Notes to Consolidated Financial Statements
Accounting for Stock-Based Compensations — Transition and Disclosure, the fair value method of accounting for stock options will be applied prospectively to awards granted subsequent to January 1, 2003. As permitted, options granted prior to January 1, 2003 will continue to be accounted for under Accounting Principles Board (APB) Opinion 25, using the intrinsic value method for its employee stock compensation plans. The Company uses the Black-Scholes model to estimate option values.
     The following weighted average assumptions were used in the option pricing model for the year ending December 31, 2005: an expected volatility factor of 37.8%; an expected dividend yield of 3.17%; a risk-free interest rate of 3.69%; and an expected life of the option of 4.1 years. The weighted average assumptions used for the year ending December 31, 2004 were: an expected volatility factor of 39.6%; an expected dividend yield of 3.28%; a risk-free interest rate of 3.56%; and an expected life of the option of 4.0 years. The weighted average grant-date fair value of stock options granted during each of the years 2005, 2004 and 2003 was $3.37, $3.03 and $3.12 per share, respectively.
     The following table presents net income and earnings per share had compensation cost for the Company’s stock based compensation plans been determined in accordance with SFAS 123 for all outstanding and unvested awards for the years indicated:

Year Ended December 31
(In thousands, except share data)	2005	2004	2003

Net income (as reported)	$69,181	$66,684	$60,726
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	2,126	1,557	1,218
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2,366)	(2,030)	(1,986)

Net income (pro forma)	$68,941	$66,211	$59,958

Basic earnings per share (as reported)	$.91	$.86	$.79
Basic earnings per share (pro forma)	.90	.86	.78

Diluted earnings per share (as reported)	$.90	$.85	$.78
Diluted earnings per share (pro forma)	.89	.84	.77
     During 2005, 2004 and 2003, the Company generally issued restricted stock in lieu of stock option grants. As a result, the GAAP income statement impact associated with expensing stock options during these years was immaterial. The Company continues to recognize compensation expense for restricted stock on a straight-line basis over the vesting period in accordance with APB Opinion 25. Such expense is included in salaries and employee benefits expense on the consolidated statements of income. The unamortized portion of restricted stock totaled $4.8 million and $3.2 million at December 31, 2005 and 2004, respectively, and is a reduction to capital surplus.
Statements of Cash Flows
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-earning deposits with banks, federal funds sold and other short-term investments with maturities less than 90 days.

Notes to Consolidated Financial Statements
Note 2. Recent Accounting Pronouncements
     In November 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The Company applied the guidance in this FSP in 2005.
     In May 2005, the FASB issued SFAS 154, Accounting Changes and Error Corrections, which changes the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific or cumulative effects of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s financial condition, results of operation or liquidity.
     In December 2004, the FASB revised SFAS 123, Accounting for Stock-Based Compensation. SFAS 123R establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. In 2005, the FASB issued further guidance on the classification and measurement of freestanding financial instruments originally issued for employee service and the application of grant date as defined in SFAS 123R. The Company will be required to adopt these statements on January 1, 2006. On January 1, 2003, the Company adopted the provisions of SFAS 123 and began recognizing compensation expense ratably in the income statement, based on the estimated fair value of all awards granted after this date. SFAS 123R will require the Company to change its method of accounting for share-based awards to include estimated forfeitures in the initial estimate of compensation expense and to accelerate the recognition of compensation expense for retiree-eligible employees. The adoption of this standard is not expected to have a material effect on the Company’s financial condition, results of operation or liquidity.
     In December 2004, the FASB issued SFAS 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion 29, Accounting for Nonmonetary Transactions. This statement amends the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and more broadly provides for exceptions regarding exchanges of nonmonetary assets that do not have commercial substance. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this standard is not expected to have a material impact on the Company’s financial condition, results of operations or liquidity.
     In December 2003, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. SOP 03-3 requires acquired loans, including debt securities, to be recorded at the amount of the purchaser’s initial investment and prohibits carrying over valuation allowances from the seller for those individually evaluated loans that have evidence of deterioration in credit quality since origination, and it is probable all contractual cash flows on the loan will be unable to be collected. SOP 03-3 also requires the excess of all undiscounted cash flows expected to be collected at acquisition over the purchaser’s initial investment to be recognized as interest income on a level-yield basis over the life of the loan. Subsequent increases in cash flows expected to be collected are recognized prospectively through an adjustment of the loan’s yield over its remaining life, while subsequent decreases are recognized as impairment. Loans carried at fair value, mortgage loans held for sale and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. The Company adopted the provisions of SOP 03-3

Notes to Consolidated Financial Statements
effective January 1, 2005. The adoption of this standard did not have an impact on the Company’s financial condition, results of operations or liquidity.
Note 3. Investment Securities
     Information regarding the Company’s investment securities portfolio follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
(In thousands)	Cost	Gains	Losses	Fair Value

Securities Available For Sale:
December 31, 2005:
U.S. Government agency securities	$268,412	$—	$6,250	$262,162
Collateralized mortgage obligations	288,040	—	5,152	282,888
Mortgage-backed securities	105,663	5	1,857	103,811
Municipal and other securities	215,290	84	2,612	212,762

Total securities available for sale	$877,405	$89	$15,871	$861,623

December 31, 2004:
U.S. Government agency securities	$226,020	$12	$842	$225,190
Collateralized mortgage obligations	128,245	280	1,236	127,289
Mortgage-backed securities	65,370	155	311	65,214
Municipal and other securities	204,570	479	1,948	203,101

Total securities available for sale	$624,205	$926	$4,337	$620,794

Securities Held To Maturity:
December 31, 2005:
Collateralized mortgage obligations	$193,873	$—	$6,402	$187,471
Mortgage-backed securities	33,389	—	815	32,574

Total securities held to maturity	$227,262	$—	$7,217	$220,045

December 31, 2004:
Collateralized mortgage obligations	$204,952	$127	$2,660	$202,419
Mortgage-backed securities	17,805	—	144	17,661

Total securities held to maturity	$222,757	$127	$2,804	$220,080

Notes to Consolidated Financial Statements
     The amortized cost and estimated market value of investment securities at December 31, 2005, by contractual maturity, are shown on the following table. Expected maturities for mortgage-backed securities and collateralized mortgage obligations will differ from contractual maturities because borrowers may have the right to call or prepay obligations. Collateral for all mortgage-backed securities and collateralized mortgage obligations is guaranteed by U.S. Government agencies or private label securities rated “AAA” by a major rating agency.

	Due Within One		One to		Five to		After
	Year		Five Years		Ten Years		Ten Years		Total

		Estimated		Estimated		Estimated		Estimated		Estimated
December 31, 2005	Amort.	Market	Amort.	Market	Amort.	Market	Amort.	Market	Amort.	Market
(In thousands)	Cost	Value	Cost	Value	Cost	Value	Cost	Value	Cost	Value

Securities Available For Sale:
U.S. government agency securities	$—	$—	$—	$—	$164,898	$160,977	$103,514	$101,185	$268,412	$262,162
Collateralized mortgage obligations (1)	7,596	7,536	280,444	275,352	—	—	—	—	288,040	282,888
Mortgage-backed securities (1)	22	22	99,956	98,246	5,685	5,543	—	—	105,663	103,811
Municipal and other securities	2	2	2,671	2,631	97,744	96,400	114,873	113,729	215,290	212,762

Total securities available for sale	$7,620	$7,560	$383,071	$376,229	$268,327	$262,920	$218,387	$214,914	$877,405	$861,623

Securities Held To Maturity:
Collateralized mortgage obligations (1)	$—	$—	$193,873	$187,471	$—	$—	$—	$—	$193,873	$187,471
Mortgage-backed securities (1)	—	—	33,389	32,574	—	—	—	—	33,389	32,574

Total securities held to maturity	$—	$—	$227,262	$220,045	$—	$—	$—	$—	$227,262	$220,045

(1)	Maturity distributions for collateralized mortgage obligations and mortgage-backed securities are based on estimated average lives.

Notes to Consolidated Financial Statements
     The following table summarizes the composition of investment securities which have unrealized losses at December 31, 2005 and 2004. The table distinguishes between those securities which have been in a continuous unrealized loss position for less than 12 months versus 12 months or greater.

	Less Than 12 Months		12 Months or More		Total
December 31, 2005		Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Fair Value	Loss	Value	Loss	Value	Loss

Securities Available For Sale
U.S. government agency securities	$187,800	$4,561	$70,362	$1,689	$258,162	$6,250
Collateralized mortgage obligations	201,833	2,926	81,055	2,226	282,888	5,152
Mortgage-backed securities	66,237	965	32,651	892	98,888	1,857
Municipal and other securities	122,850	1,391	64,455	1,221	187,305	2,612

Total temporarily impaired securities available for sale	$578,720	$9,843	$248,523	$6,028	$827,243	$15,871

Securities Held To Maturity:
Collateralized mortgage obligations	$69,662	$1,550	$117,809	$4,852	$187,471	$6,402
Mortgage-backed securities	18,492	488	14,082	327	32,574	815

Total temporarily impaired securities held to maturity	$88,154	$2,038	$131,891	$5,179	$220,045	$7,217

Notes to Consolidated Financial Statements

	Less Than 12 Months		12 Months or More		Total
December 31, 2004		Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Fair Value	Loss	Value	Loss	Value	Loss

Securities Available For Sale
U.S. government agency securities	$143,205	$576	$34,639	$266	$177,844	$842
Collateralized mortgage obligations	99,723	1,117	6,288	119	106,011	1,236
Mortgage-backed securities	43,941	301	403	10	44,344	311
Municipal and other securities	70,719	699	46,655	1,249	117,374	1,948

Total temporarily impaired securities available for sale	$357,588	$2,693	$87,985	$1,644	$445,573	$4,337

Securities Held To Maturity:
Collateralized mortgage obligations	$150,055	$1,989	$29,968	$671	$180,023	$2,660
Mortgage-backed securities	13,716	77	3,945	67	17,661	144

Total temporarily impaired securities held to maturity	$163,771	$2,066	$33,913	$738	$197,684	$2,804

     The Company believes that the unrealized losses in the table above are temporary. At December 31, 2005, all of the unrealized losses in the securities portfolio were comprised of investment grade municipalities, private label securities rated “AAA” by the major rating agencies and securities issued by U.S. Government agencies. The Company believes that the price movements in these securities are dependent upon the movement in market interest rates, particularly given the negligible inherent credit risk for these securities. Individual securities in an unrealized loss position were 5.5% or less of their respective amortized cost basis. The Company has the ability and intent to hold all securities that are in an unrealized loss position until maturity or market price recovery.

Notes to Consolidated Financial Statements
     Sales of investment securities resulted in the following realized gains and losses:

Year Ended December 31
(In thousands)	2005	2004	2003

Proceeds from sales	$203,942	$182,662	$70,445
Realized gains (losses):
Securities gains	1,785	2,721	2,228
Securities losses	—	(260)	(38)

Net gain on sales of securities	$1,785	$2,461	$2,190

     Certain securities with a carrying value of $789.4 million and $530.8 million at December 31, 2005 and 2004 respectively, were pledged to secure FHLB advances, security repurchase agreements and public deposits as required by law.
Note 4. Loans
     Information regarding the Company’s loan portfolio follows:

December 31
(In thousands)	2005	2004

Commercial:
Commercial and industrial	$28,314	$32,632
Real estate construction	360,999	224,643
Commercial real estate mortgages	1,308,557	1,318,017

Total commercial loans	1,697,870	1,575,292
Residential real estate mortgages	2,193,128	2,152,720
Installment loans	737,260	735,963

Total loans, net of unearned income	$4,628,258	$4,463,975

     A geographic concentration exists within the Company’s loan portfolio since most portfolio lending activity is conducted in Michigan and Ohio. At December 31, 2005, approximately 79% of outstanding portfolio loans were concentrated in Michigan and 14% were in Ohio. At December 31, 2005, there were no aggregate loan concentrations of 10% or more of total portfolio loans in any particular industry.

Notes to Consolidated Financial Statements
Note 5. Allowance for Loan Losses and Impaired Loans
     An analysis of changes in the allowance for loan losses follows:

Year Ended December 31
(In thousands)	2005	2004	2003

Balance at beginning of year	$41,818	$40,271	$36,077
Loans charged off	(7,463)	(7,105)	(9,523)
Recoveries on loans previously charged off	1,967	2,969	1,717

Net loans charged off	(5,496)	(4,136)	(7,806)
Provision for loan losses	5,800	8,500	12,000
Reclassification of allowance for loan losses on unfunded loan commitments (1)	—	(2,817)	—

Balance at end of year	$42,122	$41,818	$40,271

Amount of balance at end of year:
Related to impaired loans	$5,332	$5,672	$—
Related to all other loans	$36,790	$36,146	$40,271

(1)	During the fourth quarter of 2004, the Company reclassified $2.8 million of its allowance for loan losses to a separate allowance for probable credit losses inherent in unfunded loan commitments. Net income and prior period balances were not affected by this reclassification. The separate allowance is included in “accrued expenses and other liabilities”.
     Non-performing loans totaled $48.8 million, $29.3 million and $39.7 million at December 31, 2005, 2004 and 2003, respectively. For loans classified as non-performing at December 31, 2005, the contractual interest due and actual interest recognized on those loans during 2005 was $3.1 million and $1.5 million, respectively.
     SFAS 114, Accounting By Creditors for Impairment of a Loan, as amended by SFAS 118, considers a loan impaired when it is probable that payment of principal and interest will not be collected in accordance with the contractual terms of the loan agreement. At December 31, 2005, all non-accrual and restructured commercial loans were reviewed for impairment. At December 31, 2004, all commercial and residential real estate potential problem loans, classified as watch and substandard, and all commercial and residential real estate non-accrual and restructured loans were reviewed for impairment. During 2005, the Company discontinued the evaluation of watch, substandard and non-accrual residential real estate loans, which totaled $26.7 million and $17.9 million at December 31, 2005 and 2004, respectively, due to their homogenous nature and discontinued the evaluation of watch and substandard commercial loans, which totaled $43.1 million and $24.2 million at December 31, 2005 and 2004, respectively, to better conform with industry practice. At December 31, 2003, all non-accrual and restructured commercial loans were reviewed for impairment.

Notes to Consolidated Financial Statements
     Information regarding the Company’s impaired loans follows:

December 31
(In thousands)	2005	2004	2003

Average recorded investment in impaired loans for the year	$20,280	$26,791	$20,867
Gross recorded investment in impaired loans (year-end)	$27,344	$59,840	$27,666
Impaired loans requiring a specific allocated allowance	21,625	41,001	—
Specific impairment allowance	5,332	5,672	—

Interest income recognized on impaired loans	$—	$199	$—
     An impaired loan for which it is deemed necessary to record a specific allocated allowance may be written down to the fair value of the underlying collateral via a direct charge-off against the allowance for loan losses at the time it is determined the loan balance exceeds the fair value of the collateral. An impaired loan not requiring a specific allocated allowance represents a loan for which the fair value of the underlying collateral equals or exceeds the recorded investment in the loan. All impaired loans were evaluated using the fair value of the underlying collateral as the measurement method.
Note 6. Federal Home Loan Bank Stock
     As a member of the Federal Home Loan Bank (“FHLB”) of Indianapolis, the Company is required to own capital stock in the FHLB. The carrying value of the stock is at cost, or par. All transactions in the capital stock of the FHLB are executed at par. The balance of FHLB stock was $80.5 million at December 31, 2005 and 2004. The Company earned an average dividend on the FHLB stock of 4.29% and 4.51% during 2005 and 2004, respectively.
Note 7. Premises and Equipment
     Premises and equipment consisted of the following:

December 31
(In thousands)	2005	2004

Land	$4,805	$3,951
Furniture, fixtures and equipment	55,568	53,020
Buildings and improvements	33,347	31,430

	93,720	88,401
Less accumulated amortization and depreciation	(67,134)	(61,908)

Premises and equipment	$26,586	$26,493

     Depreciation and amortization expense of premises and equipment totaled $5,684, $6,224 and $6,142 for each of the years ended December 31, 2005, 2004 and 2003, respectively.
     The Company leases certain office facilities under lease agreements that expire at various dates. In some cases, these leases offer renewal options and require that the Company pay for insurance, maintenance and taxes. Rental expense under all operating leases charged to operations during the years ended December 31, 2005, 2004 and 2003 totaled $5.0 million, $4.9 million and $5.4 million, respectively.

Notes to Consolidated Financial Statements
     As of December 31, 2005, the future aggregate minimum lease payments required under noncancellable operating leases are as follows:

Year Ending	Operating Lease
(In thousands)	Payments

2006	$4,986
2007	4,228
2008	3,307
2009	2,198
2010	1,256
2011 and thereafter	2,726

Total minimum lease payments required	$18,701

Note 8. Intangible Assets
     Upon adoption of SFAS 142 on January 1, 2002, the Company ceased amortizing its goodwill. The goodwill balance at December 31, 2005 and 2004 was $1.2 million.
     The following table summarized the Company’s core deposit intangible asset which is subject to amortization:

December 31,
(In thousands)	2005	2004

Core Deposit Intangible Asset:
Gross carrying amount	$10,883	$10,883
Accumulated amortization	7,880	6,894

Net book value	$3,003	$3,989

     Amortization expense on the core deposit intangible asset totaled $986,000, $997,000 and $990,000 for each of the years ended December 31, 2005, 2004 and 2003, respectively. As of December 31, 2005, the future core deposit intangible amortization expense is as follows:

Year Ending	Amortization
(In thousands)	Expense

2006	$861
2007	868
2008	690
2009	156
2010	156
2011 and thereafter	272

Total amortization required	$3,003

Notes to Consolidated Financial Statements
Note 9. Bank Owned Life Insurance
     On July 31, 2002, Republic Bank purchased $85 million of separate account bank owned life insurance to fund future employee benefit costs. During 2003, the Company added $16.5 million to the Non-Modified Endowment Contract policy portion of the bank owned life insurance. The Non-Modified Endowment Contract policy allows for additional investments in each of the next three years without increasing the face amount of the insurance policy or requiring the participation of more employees. There were no additions to the Non-Modified Endowment Contract policy during 2005 or 2004. Increases in the cash surrender value resulting from investment returns are recorded in noninterest income.
Note 10. Short-Term Borrowings
     Short-term borrowings were as follows:

		Average		Average	Maximum
	Ending	Rate At	Average	Rate During	Month-End
(In thousands)	Balance	Year-End	Balance	Year	Balance

December 31, 2005
Federal funds purchased	$472,000	4.31%	$457,625	3.41%	$519,000
Security repurchase agreements	237,300	3.17	268,056	3.11	381,069

Total short-term borrowings	$709,300	3.93%	$725,681	3.30%	$900,069

December 31, 2004
Federal funds purchased	$365,000	2.37%	$348,555	1.47%	$389,000
Security repurchase agreements	173,300	1.32	213,880	1.04	268,155
Other short-term borrowings	—	—	266	0.91	541

Total short-term borrowings	$538,300	2.03%	$562,701	1.31%	$657,696

     Federal funds purchased mature within one day following the transaction date. At December 31, 2005, Republic Bank had $109.5 million of unused lines of credit available with third parties for federal funds purchased. Short-term security repurchase agreements are secured by certain securities with a carrying value of $249.2 million at December 31, 2005. Other short-term borrowings outstanding during 2004 were comprised of treasury, tax and loan demand notes.
     At December 31, 2005, the Company maintained a $15 million revolving credit agreement with a third party with a floating interest rate based on LIBOR. There were no advances outstanding under the agreement at December 31, 2005 or 2004. The agreement expires on December 25, 2006.

Notes to Consolidated Financial Statements
Note 11. Short-Term FHLB Advances
     Short-term FHLB advances were as follows:

		Average		Average	Maximum
	Ending	Rate At	Average	Rate During	Month-End
(In thousands)	Balance	Year-End	Balance	Year	Balance

December 31, 2005
Short-term FHLB advances	$218,000	4.21%	$234,930	3.40%	$362,500

December 31, 2004
Short-term FHLB advances	$215,000	2.25%	$289,301	1.62%	$431,000
     Republic Bank routinely borrows short-term advances from the Federal Home Loan Bank (FHLB) to fund mortgage loans held for sale and a portion of the investment securities portfolio. These advances are generally secured under a blanket security agreement by first mortgage loans and investment securities with an aggregate book value equal to at least 145% of the advances. Republic Bank had $339.1 million available in unused borrowings with the FHLB at December 31, 2005.
Note 12. Long-Term FHLB Advances And Security Repurchase Agreements
     Long-term FHLB advances and security repurchase agreements outstanding as of December 31, 2005 and 2004 are presented below. Classifications are based on original maturities.

December 31	2005		2004
		Average		Average
	Ending	Rate at	Ending	Rate at
(In thousands)	Balance	Year-End	Balance	Year-End

Long-term FHLB advances:
Bullet advances	$226,748	3.77%	$368,774	3.80%
Putable advances	750,000	4.85	680,000	5.75

Total long-term FHLB advances	976,748	4.59	1,048,774	5.07
Long-term security repurchase agreements	512,684	3.10	342,104	2.68

Total long-term FHLB advances and security repurchase agreements	$1,489,432	4.08%	$1,390,878	4.48%

     During the quarter ended September 30, 2005, the Company refinanced $640 million of long-term putable FHLB advances which had the effect of modifying the terms and interest rates of these advances. The weighted average interest rate paid was reduced by 77 basis points, the average maturity was extended five years and the counterparty put option average is 3.7 years. The change in terms of the refinancings were deemed not to be substantially different and no fees were paid by the Company for the modifications.
     Republic Bank routinely utilizes long-term FHLB advances and security repurchase agreements to provide funding to minimize the interest rate risk associated with certain fixed rate commercial and residential mortgage portfolio loans and investment securities. The long-term FHLB advances are generally secured under a blanket security agreement by first mortgage loans and investment securities with an aggregate book value equal to at least

Notes to Consolidated Financial Statements
145% of the advances. The long-term security repurchase agreements are secured by certain securities with a carrying value of $539.2 million.
     The principal maturities of long-term FHLB advances and security repurchase agreements outstanding at December 31, 2005 are as follows:

(In thousands)	Amount

2006	$187,239
2007	206,944
2008	130,463
2009	55,561
2010	30,000
2011 and thereafter	879,225

Total	$1,489,432

Note 13. Long-Term Debt
     Long-term debt consists of the following:

December 31
(In thousands)	2005	2004

Subordinated notes, interest at 8.60% payable quarterly, maturing 2031	$50,000	$50,000
     In October 2001, Republic Capital Trust I (Trust), a Delaware business trust and then newly-formed subsidiary of the Company, issued $50 million of 8.60% Cumulative Trust Preferred Securities (liquidation preference of $25 per preferred security). The trust preferred securities must be redeemed on December 31, 2031, however, the Company has the option to redeem the securities at par any time on or after December 31, 2006, subject to regulatory approval. The preferred securities trade on The NASDAQ National Market® under the symbol RBNCP. The Company used the net proceeds for general corporate purposes, for working capital and for repurchases of its common stock. The Trust relies solely on the interest payments made by the Company on the subordinated debentures issued by the Company to the Trust. During 2005, 2004 and 2003, Republic Capital Trust I utilized the interest received by the Company and declared and paid preferred dividends totaling $4.3 million annually.
Note 14. Shareholders’ Equity
     On October 20, 2005, the Board of Directors declared a 10% stock dividend distributed on December 2, 2005 to shareholders of record on November 4, 2005. On October 21, 2004, the Board of Directors declared a 10% stock dividend distributed on December 3, 2004 to shareholders of record on November 5, 2004. On October 16, 2003, the Board of Directors declared a 10% stock dividend distributed on December 1, 2003 to shareholders of record on November 7, 2003. Share amounts for all periods presented have been adjusted to reflect the issuance of stock dividends.
     The Company repurchased 3,037,500, 527,500, and 1,160,000 shares of common stock in 2005, 2004 and 2003, respectively. On July 17, 2003, the Board of Directors approved the 2003 Stock Repurchase Program authorizing the repurchase of up to 2,420,000 shares. As of December 31, 2005, the 2003 Stock Repurchase

Notes to Consolidated Financial Statements
Program has been completed. On June 16, 2005, the Board of Directors approved the 2005 Stock Repurchase Program authorizing the repurchase of up to 2,200,000 shares. The 2005 Stock Repurchase Program commenced at the conclusion of the 2003 Stock Repurchase Program. There were 1,062,852 shares available for repurchase at December 31, 2005 under this program.
Note 15. Earnings Per Share
     The following table sets forth the computation of basic and diluted earnings per share:

Year Ended December 31
(Dollars in thousands, except per share data)	2005(1)	2004(1)	2003(1)

Numerator for basic and diluted earnings per share:

Net income	$69,181	$66,684	$60,726

Denominator:
Denominator for basic earnings per share-weighted-average shares	76,248,953	77,420,021	76,566,472

Effect of dilutive securities:
Employee stock options	766,839	907,665	998,506
Warrants	58,624	72,833	82,704

Dilutive potential common shares	825,463	980,498	1,081,210

Denominator for diluted earnings per share-adjusted weighted-average shares for assumed conversions	77,074,416	78,400,519	77,647,682

Basic earnings per share	$.91	$.86	$.79

Diluted earnings per share	$.90	$.85	$.78

(1)	Share amounts for all periods presented have been adjusted to reflect the issuance of stock dividends.
Note 16. Stock-Based Compensation
     The Company maintains various stock-based compensation plans that provide for its ability to grant stock options, stock warrants and restricted shares to selected employees and directors. See Note 1 for the Company’s accounting policies relating to stock-based compensation.
Stock Options
     The Company awards stock options to officers and key employees under the 1998 Stock Option Plan (1998 Plan) and the 1997 Stock Option Plan (1997 Plan). The 1998 Plan, which was approved by the Company’s shareholders and adopted effective February 19, 1998, and was amended April 26, 2000, authorizes the issuance of up to 4,207,456 options to purchase common shares at exercise prices equal to the market value of the Company’s common stock on the date of grant. Of the 4,207,456 options to purchase common shares under the 1998 Stock Option Plan, up to 1,948,717 options may be issued pursuant to options which may be granted under the Voluntary Management Stock Accumulation Program which was also approved by the Company’s shareholders and adopted effective February 19, 1998. Options are exercisable according to a four-year vesting schedule whereby 25% vest

Notes to Consolidated Financial Statements
annually, based on the one through four year anniversary of the grant date. Options granted pursuant to the Voluntary Management Stock Accumulation Program fully vest after the third anniversary date of the option grant date. All options have a maximum contractual life of ten years from the date of grant. At December 31, 2005 and 2004, options available for future grant under the 1998 Stock Option Plan totaled 1,106,021 and 1,087,436, respectively. Options available for future grant under the 1997 Stock Option Plan totaled 451,066 and 450,483 at December 31, 2005 and 2004, respectively.
     The following table presents stock option activity for the years indicated:

Year Ended December 31,	2005		2004		2003
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price

Outstanding at beginning of year	2,744,337	$6.82	3,513,202	$6.64	5,099,083	$6.49
Granted	4,644	12.61	4,495	11.08	8,814	9.97
Exercised	(358,643)	5.32	(719,969)	5.90	(1,507,667)	6.08
Canceled	(22,866)	7.54	(53,391)	7.54	(87,028)	7.66

Outstanding at end of year	2,367,472	$7.05	2,744,337	$6.82	3,513,202	$6.64

     Additional information regarding stock options outstanding and exercisable at December 31, 2005 is provided in the following table:

	Options			Options
	Outstanding			Exercisable
		Weighted
		Average			Weighted-
	Number Of	Remaining	Weighted	Number Of	Average
	Shares	Contractual	Average	Shares	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Exercise Price	Exercisable	Price

$3.395- $5.786	296,963	2.27	$4.864	296,963	$4.864
$5.997- $6.280	392,770	3.59	6.167	392,770	6.167
$6.286- $6.415	252,631	3.20	6.365	252,631	6.365
$6.607- $7.800	373,912	2.14	7.500	373,912	7.500
$7.801- $7.801	119,694	5.16	7.801	119,694	7.801
$7.839- $7.839	362,301	5.13	7.839	362,301	7.839
$7.851- $7.903	136,814	2.38	7.903	136,814	7.903
$8.141- $8.141	411,602	6.14	8.141	299,813	8.141
$8.358- $11.075	17,275	6.72	9.545	11,777	9.268
$12.609 - $12.609	3,510	9.41	12.609	—	—

$3.395- $12.609	2,367,472	3.87	$7.051	2,246,675	$6.981

     At December 31, 2005, 2004 and 2003, options for 2,246,675, 2,393,807 and 2,642,992 shares of common stock, respectively, were exercisable.

Notes to Consolidated Financial Statements
Voluntary Management Stock Accumulation Program
     Under the Voluntary Management Stock Accumulation Program, which was approved by the Company’s shareholders, the Company offers to officers and key employees the right to acquire shares of the Company’s common stock at fair market value; and if shares are so acquired under the Program, the officer or key employee is granted two tandem stock options, exercisable at the current fair market value, for every one share purchased. This Program authorizes up to 243,590 common shares per year for sale as program shares, subject to an overall maximum of 974,359 shares while the Program is in effect. Consequently, an annual maximum of 487,180 common shares is authorized for tandem stock options (subject to an overall maximum of 1,948,717 stock option shares issued from the 1998 Stock Option Plan). The participant’s purchased shares may not be sold, transferred, encumbered or otherwise disposed of for a three year period so long as employed by the Company. Options granted pursuant to the Voluntary Management Stock Accumulation Program fully vest and are exercisable only after the lapsing of the third anniversary of the option grant date. All options have a maximum contractual life of ten years from the date of grant. Common shares and tandem stock options available for future grant totaled 299,185 and 598,370, respectively at December 31, 2005 and 2004.
Stock Warrants
     The Company has a Director Compensation Plan that was approved by its shareholders and provides for its ability to issue 1,500 warrants annually to each of the Company’s outside directors. Stock warrants were granted at exercise prices equal to the market value of the Company’s common stock on the date of grant, were immediately exercisable, and had maximum contractual lives of ten years. At December 31, 2005, 190,431 warrants were outstanding with exercise prices ranging from $3.90 to $9.97. In 2005, 2004 and 2003, in lieu of warrants, an annual retainer payable in common stock was issued to each director of $15,000, $15,000 and $10,000, respectively.
Incentive Stock Plan
     The Company’s Incentive Stock Plan, which was approved by the Company’s shareholders, authorizes the grant of restricted common shares so that the total number of restricted shares that may be outstanding at any time under the Plan shall not exceed five percent of the issued and outstanding common stock of the Company. At December 31, 2005, the maximum number of authorized shares allowed for grant totaled 3,748,817. Restriction periods for these shares exist for a period of one to four years. Restricted shares are forfeited if employment is terminated before the restriction period expires. As of December 31, 2005 and 2004, 795,998 and 579,525 common shares, respectively, have been awarded and are still subject to restrictions under the Incentive Stock Plan. Compensation expense is recognized over the restriction period and included in salaries and employee benefits expense in the consolidated statements of income. Compensation expense for restricted stock totaled $3.3 million in 2005, $2.4 million in 2004 and $1.9 million in 2003. The unamortized portion of restricted stock is included as a component of shareholders’ equity in the consolidated balance sheets. In 2005, 409,699 restricted shares were issued, compared to 386,142 in 2004 and 357,330 in 2003. The weighted average grant-date fair value of restricted shares issued in 2005, 2004 and 2003 was $13.18, $11.35 and $9.24, respectively.

Notes to Consolidated Financial Statements
Stock-Based Compensation Plan Summary Information
     The following table presents all stock-based compensation plans that were previously approved by security holders at December 31, 2005:

	(a)	(b)	(c)
Number of
securities
remaining
available for
future issuance
	Number of		under equity
	Securities to be	Weighted-	compensation
	Issued Upon	Average	plans
	Exercise of	Exercise Price	(excluding
	Outstanding	of	securities
	Options and	Options and	reflected in
Compensation Plan	Warrants	Warrants	column (a)(1)

Equity compensation plans approved by security holders	2,557,903	$7.04	4,795,012
Equity compensation plans not approved by security holders	—	—	—

Total	2,557,903	$7.04	4,795,012

(1)	Of the equity securities listed in this column, 2,952,819 are shares issuable under the Incentive Stock Plan, 285,106 are warrants and shares issuable under the Director Compensation Plan, 1,106,021 are options issuable under the 1998 Stock Option Plan (which includes 598,370 options issuable under the Voluntary Management Stock Accumulation Program), and 451,066 are options issuable under the 1997 Stock Option Plan. The number of shares available for issuance under the Incentive Stock Plan is based on a formula and at any time is equal to 5% of the issued and outstanding stock of Republic.
Note 17. Employee Benefit Plans
     The Company maintains a 401(k) plan for its employees. The employer contributions to this defined contribution plan are determined annually by the Board of Directors. Contribution expenses for the 401(k) plan, including forfeitures, for the years ended December 31, 2005, 2004 and 2003 totaled $1.1 million, $1.0 million and $1.9 million, respectively.
Note 18. Other Noninterest Expense
     The two largest components of other noninterest expense were as follows:

Year Ended December 31,
(In thousands)	2005	2004	2003

Voice and data communications	$2,217	$2,871	$2,799
State taxes	1,609	1,717	3,573

Notes to Consolidated Financial Statements
Note 19. Income Taxes
     The current and deferred components of the provision for Federal income tax expense for the years ended December 31, 2005, 2004, and 2003 were as follows.

(In thousands)	2005	2004	2003

Current income tax expense	$31,651	$30,978	$27,211
Deferred income tax benefit	(2,553)	(3,068)	(1,315)

Total income tax expense	$29,098	$27,910	$25,896

     A deferred tax asset or liability is recognized to reflect the net tax effects of temporary differences between the carrying amounts of existing assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards. Significant temporary differences that gave rise to the deferred tax assets and liabilities as of December 31, 2005 and 2004 were as follows:

	2005		2004
	Deferred		Deferred
(In thousands)	Asset	Liability	Asset	Liability

Allowance for loan losses	$14,357	$—	$14,250	$—
Originated mortgage servicing rights	—	126	—	1,059
Deferred loan origination fees and costs, net	—	7,998	—	8,636
Deferred compensation contributions and gains	5,181	—	4,398	—
Restricted stock amortization	1,619	—	1,006	—
Depreciation/amortization	—	1,126	—	769
Stock dividends on FHLB stock	—	1,894	—	1,886
Unrealized loss on securities available for sale	5,524	—	1,194	—
Unfunded commitment reserve	750	—	986	—
Other temporary differences	1,070	284	987	281

Total deferred taxes	$28,501	$11,428	$22,821	$12,631

     Items causing differences between the statutory tax rate and the effective tax rate are summarized as follows:

Year Ended December 31,	2005		2004		2003
(In thousands	Amount	Rate	Amount	Rate	Amount	Rate

Statutory tax rate	$34,398	35.0%	$33,108	35.0%	$30,318	35.0%
Net tax exempt interest income	(2,367)	(2.4)	(2,668)	(2.8)	(2,171)	(2.5)
Bank owned life insurance income	(1,473)	(1.5)	(1,627)	(1.7)	(1,932)	(2.2)
Other, net	(1,460)	(1.5)	(903)	(1.0)	(319)	(.4)

Provision for income taxes	$29,098	29.6%	$27,910	29.5%	$25,896	29.9%

Notes to Consolidated Financial Statements
Note 20. Legal Proceedings
     The Company’s subsidiary is a party to litigation and claims arising in the normal course of its activities. Although the amount of ultimate liability, if any, with respect to such matters cannot be determined with reasonable certainty, management, after consultation with legal counsel, believes that the aggregate liability, if any, resulting from such matters would not have a material adverse effect on the Company’s consolidated financial condition.
Note 21. Transactions With Related Parties
     The Company has no material related party transactions which would require disclosure. Republic Bank has, in the normal course of business and in accordance with applicable regulations, made loans to certain directors and executive officers and to entities in which certain directors and executive officers have an interest. Other transactions with related parties include noninterest-bearing and interest-bearing deposits. In the opinion of management, such loans and other transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than normal risk of collectibility.
Note 22. Segment Information
     The Company’s operations are managed as three major business segments: (1) commercial banking (2) retail banking and (3) mortgage banking. The commercial banking segment consists of commercial lending to small- and medium-sized companies, primarily in the form of commercial real estate and Small Business Administration (SBA) loans. The retail banking segment consists of home equity lending, other consumer lending and the deposit-gathering function. Deposits and consumer loan products are offered through 81 retail branch offices of Republic Bank, which are staffed by personal bankers and loan originators. The mortgage banking segment is comprised of mortgage loan production and mortgage loan servicing for others. Mortgage loan production is conducted in all offices of Republic Bank. Treasury and Other is comprised of balance sheet management activities that include the securities portfolio, residential real estate mortgage portfolio loans and non-deposit funding. Treasury and Other also includes unallocated corporate expenses such as corporate overhead, including accounting, data processing, human resources, operation costs and any corporate debt.
     The Company evaluates performance and allocates resources based on profit or loss from operations. Business segment performance is determined based on the Company’s management accounting process, in which the accounting policies of the reportable segments are primarily the same as those described in the summary of significant accounting policies. The accounting process assigns revenue, expenses and assets to a business segment using specific identification and an allocation methodology. Changes in the allocation methodology may result in changes in allocations and assignments. In that case, however, results for prior periods would be restated to allow comparability between periods. Each business segment is credited for the interest income earned on its assets. The assets of commercial banking are commercial loans. The retail banking segment’s assets include direct consumer loans and deposits in excess of its loan balances. The mortgage banking segment’s assets are mortgage loans held for sale and residential construction loans. The commercial and mortgage segments’ internal funding costs are based on the overall cost of funds of Republic Bank. The retail segment is charged for the interest expense on deposits and receives an internal funding credit for excess deposits at Republic Bank’s overall yield on earning assets. Excluding the internal funding and transfer pricing on mortgage portfolio loans and certain installment loans, the Company does not have intracompany revenues or expenses. Noninterest income and expenses directly attributable to a business segment’s operations are assigned to that business segment. The provision for loan losses for each segment reflects net charge-offs in each segment and the maintenance of a fixed allowance for loan losses to loans ratio. Additionally, segment income tax expense is calculated using the marginal tax rate. The difference between the marginal and effective tax rate is included in Treasury and Other. Equity is allocated to the commercial banking and mortgage banking segments based on a percentage of their assets. Equity is allocated to the retail banking segment based on a percentage of its deposits.

Notes to Consolidated Financial Statements
     Revenues from no individual customer exceeded 10 percent of consolidated total revenues. The Company’s segments are not necessarily comparable with similar information for any other financial institution.
     The following table presents the financial results of each business segment for the last three years.

				Treasury
(In thousands)	Commercial	Retail	Mortgage	and Other	Consolidated

For the Year Ended December 31, 2005
Net interest income from external customers	$108,126	$(29,409)	$13,380	$61,939	$154,036
Internal funding	(45,117)	133,560	(6,855)	(81,588)	—

Net interest income	63,009	104,151	6,525	(19,649)	154,036
Provision for loan losses	4,481	847	449	23	5,800
Noninterest income	3,913	12,895	19,120	7,376	43,304
Noninterest expense	12,074	32,393	19,223	29,571	93,261

Income before taxes	50,367	83,806	5,973	(41,867)	98,279
Income taxes	17,628	29,332	2,091	(19,953)	29,098

Net income	$32,739	$54,474	$3,882	$(21,914)	$69,181

Depreciation and amortization	$100	$2,907	$1,849	$6,122	$10,978
Capital expenditures	$19	$4,116	$110	$1,778	$6,023
Net identifiable assets (in millions)	$1,680	$2,861	$202	$1,339	$6,082
Return on equity(1)	20.17%	39.32%	31.77%	n/m	16.90%
Return on assets	2.02%	1.87%	1.59%	n/m	1.15%
Efficiency ratio	18.04%	27.68%	74.96%	n/m	46.85%

For the Year Ended December 31, 2004
Net interest income from external customers	$87,284	$(24,694)	$14,917	$72,343	$149,850
Internal funding	(34,597)	123,738	(7,053)	(82,088)	—

Net interest income	52,687	99,044	7,864	(9,745)	149,850
Provision for loan losses	3,174	1,521	273	3,532	8,500
Noninterest income	5,364	11,859	23,165	6,931	47,319
Noninterest expense	10,469	32,233	21,184	30,189	94,075

Income before taxes	44,408	77,149	9,572	(36,535)	94,594
Income taxes	15,543	27,002	3,350	(17,985)	27,910

Net income	$28,865	$50,147	$6,222	$(18,550)	$66,684

Depreciation and amortization	$120	$2,923	$1,792	$5,250	$10,085
Capital expenditures	$106	$2,927	$580	$2,185	$5,798
Net identifiable assets (in millions)	$1,556	$2,917	$263	$978	$5,714
Return on equity(1)	18.90%	37.09%	44.48%	n/m	17.03%
Return on assets	1.89%	1.77%	2.22%	n/m	1.18%
Efficiency ratio	18.03%	29.06%	68.27%	n/m	47.34%

(1)	Capital is allocated as a percentage of assets of 10% and 5% for the commercial and mortgage banking segments, respectively and is allocated as a percentage of deposits of 5% for the retail segment.

n/m — Not meaningful

Notes to Consolidated Financial Statements

				Treasury
(In thousands)	Commercial	Retail	Mortgage	and Other	Consolidated

For the Year Ended December 31, 2003
Net interest income from external customers	$88,046	$(30,325)	$29,702	$55,074	$142,497
Internal funding	(35,097)	133,507	(13,086)	(85,324)	—

Net interest income	52,949	103,182	16,616	(30,250)	142,497
Provision for loan losses	9,428	1,576	273	723	12,000
Noninterest income	1,026	11,977	51,914	(4,138)	60,779
Noninterest expense	10,201	31,558	29,085	33,810	104,654

Operating income before taxes	34,346	82,025	39,172	(68,921)	86,622
Income taxes	12,254	29,265	13,710	(29,333)	25,896

Net operating income	$22,092	$52,760	$25,462	$(39,588)	$60,726

Depreciation and amortization	$121	$2,974	$2,273	$4,749	$10,117
Capital expenditures	$84	$2,290	$506	$2,666	$5,546
Net identifiable assets (in millions)	$1,503	$2,743	$322	$786	$5,354
Return on equity(1)	15.13%	39.93%	91.95%	n/m	17.33%
Return on assets	1.51%	1.90%	4.59%	n/m	1.23%
Efficiency ratio	18.90%	27.40%	42.44%	n/m	51.23%

(1)	Capital is allocated as a percentage of assets of 10% and 5% for the commercial and mortgage banking segments, respectively and is allocated as a percentage of deposits of 5% for the retail segment.

n/m — Not meaningful
Note 23. Off-Balance Sheet Transactions
     In the normal course of business, the Company becomes a party to transactions involving financial instruments with off-balance sheet risk to meet the financing needs of its customers and to manage its own exposure to interest rate risk. These financial instruments include commitments to extend credit and standby letters of credit that are not reflected in the consolidated financial statements. The contractual amounts of these instruments express the extent of the Company’s involvement in these transactions as of the balance sheet date. These instruments involve, to varying degrees, elements of credit risk, market risk and liquidity risk in excess of the amount recognized in the consolidated balance sheets. However, management believes that they do not represent unusual risks for the Company.
     Commitments to extend credit are legally binding agreements to lend cash to a customer as long as there is no breach of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Standby letters of credit guarantee the performance of a customer to a third party. The Company issues these guarantees primarily to support public and private borrowing arrangements, real estate construction projects, bond financing and similar transactions.
     The credit risk associated with commitments to extend credit and standby letters of credit is essentially the same as that involved with direct lending. Therefore, these instruments are subject to the Company’s loan review and approval procedures and credit policies. Based upon management’s credit evaluation of the counterparty, the Company may require the counterparty to provide collateral as security for the agreement, including real estate, accounts receivable, inventories, and investment securities. The maximum credit risk associated with these instruments equals their contractual amounts and assumes that the counterparty defaults and the collateral proves to be worthless. The total contractual amounts of commitments to extend credit and standby letters of credit do not necessarily represent future cash requirements, since many of these agreements may expire without being drawn upon. During the fourth quarter of 2004, the Company reclassified $2.8 million of its allowance for loan losses to a separate allowance for probably credit losses inherent in unfunded loan commitments. The separate allowance is included in “accrued expenses and other liabilities” and the balance was $2.1 million and $2.8 million at December

Notes to Consolidated Financial Statements
31, 2005 and 2004, respectively. Deferred revenue for standby letters of credit was $342,000 and $367,000 at December 31, 2005 and 2004, respectively.
     The following table presents the contractual amounts of the Company’s off-balance sheet financial instruments outstanding at December 31, 2005 and 2004:

December 31
(In thousands)	2005	2004

Financial instruments whose contract amounts represent credit risk:
Commitments to fund residential real estate loans	$201,846	$254,374
Commitments to fund commercial real estate construction loans and lines of credit	375,054	279,345
Commitments to fund the pipeline of commercial real estate loans	225,878	111,018
Other unused commitments to extend credit	418,158	422,652
Standby letters of credit	125,338	110,291
Note 24. Hedging Activities
Mortgage Banking
     The Company implemented SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended, effective January 1, 2001. The Statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not intended, or do not qualify, for special hedge accounting pursuant to SFAS 133 are adjusted to fair value through income. If the derivative qualifies for special hedge accounting, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.
     For the years ended December 31, 2005 and 2004, the Company’s hedging program utilized mandatory forward commitments to hedge the change in value of mortgage loans held for sale. For the year ended December 31, 2004, the Company’s hedging program using mandatory forward commitments, as they relate to mortgage loans held for sale, was considered highly effective, and therefore, the Company applied special hedge accounting whereby the change in value of the forward commitments offset the change in value of the loans being hedged. The net impact to mortgage banking income related to hedge ineffectiveness for 2004 was an expense of $46,000. At December 31, 2005, the Company discontinued the application of special hedge accounting and accordingly recorded the mortgage loans held for sale at the lower of cost or market at year-end. The net impact to mortgage banking income for 2005 was an expense of $37,000.
     At December 31, 2005, the Company had outstanding $28.4 million of commitments to fund residential real estate loan applications with agreed-upon rates (“Interest Rate Lock Commitments” or “IRLCs”). IRLCs subject the Company to market risk due to fluctuations in interest rates.
     At December 31, 2005, the Company had outstanding mandatory forward commitments to sell $66.0 million of residential mortgage loans. These mandatory forward commitments were utilized to offset the change in the value of $37.8 million of mortgage loans held for sale and $28.2 million of IRLCs. These outstanding forward commitments to sell mortgage loans are expected to settle in the first quarter of 2006 without producing any material gains or losses.

Notes to Consolidated Financial Statements
     At December 31, 2004, outstanding forward commitments to sell mortgage loans totaled $141.5 million. These mandatory forward commitments covered $98.5 million of the mortgage loans held for sale balance and $43.0 million covered IRLCs. The Company had $46.2 million of IRLCs outstanding at December 31, 2004.
     IRLCs are defined as derivatives under SFAS 133. Price risk associated with IRLCs is managed primarily through the use of other derivative instruments, such as mandatory forward commitments. Because IRLCs are defined as derivative instruments under SFAS 133, IRLCs and the associated mandatory forward commitments are recorded at fair value under SFAS 133. Gains and losses on mortgage banking related derivative instruments are included in mortgage banking income on the income statement. The fair value of the IRLCs was a gain of $34,000 and $245,000 at December 31, 2005 and 2004, respectively. The fair value of the associated mandatory forward commitments was a loss of $33,000 and $228,000 at December 31, 2005 and 2004, respectively. The Company does not enter into derivative transactions for purely speculative purposes.
Interest Rate Swap Transactions
     During the second quarter of 2004, the Company entered into interest rate swap transactions with a total notional amount of $73.3 million as part of its asset/liability management activities and associated management of interest rate risk. Using interest rate swaps, the Company’s interest rate sensitivity is adjusted to maintain a desired interest rate risk profile. Interest rate swaps involve the exchange of fixed-rate and variable-rate payments without the exchange of the underlying notional amount on which the interest payments are calculated. Maximizing hedge effectiveness is the primary consideration in choosing the specific liability to be hedged. The Company’s interest rate swap transactions are used to adjust the interest rate sensitivity of certain long-term fixed-rate FHLB advances and security repurchase agreements (interest-bearing liabilities) and will not need to be replaced at maturity, since the corresponding liability will mature along with the interest rate swap.
     The interest rate swaps are designated as fair value type hedges. As required by SFAS 133, all interest rate derivatives are recorded at fair value as other assets or liabilities on the balance sheet. The hedging relationship involving the interest-bearing liabilities and the interest rate swaps meet the conditions of SFAS 133 to assume no ineffectiveness in the hedging relationship. As a result, changes in the fair value of the interest rate swaps and the interest-bearing instruments offset with no impact on income.
     Interest expense on interest rate swaps used to manage interest rate exposure is recorded on an accrual basis as an adjustment to the yield of the designated hedged exposures over the periods covered by the contracts. This matches the income recognition treatment of that exposure, liabilities carried at historical cost, with interest recorded on an accrual basis.
     The notional amounts, fair value, maturity and weighted-average pay and receive rates for the swap position at December 31, 2005 are summarized as follows:

	Year of
	Maturity
(In thousands)	2005	2006	2007	2008	Total

Receive fixed/pay floating swaps: (1)
Notional amount	$—	$—	$36,300	$37,000	$73,300
Fair value gain/(loss)	—	—	(937)	(1,306)	(2,243)
Weighted average:
Receive rate	—%	—%	2.92%	3.24%	3.08%
Pay rate	—	—	3.92%	4.55%	4.24%

(1)	Variable interest rates, which generally are based on the one-month and three-month LIBOR in effect on the date of repricing.

Notes to Consolidated Financial Statements
Note 25. Estimated Fair Value of Financial Instruments
     Fair value estimates of financial instruments are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Company’s entire holdings of a particular financial instrument. Since no ready market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
     Fair value estimates are determined for existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and value of assets and liabilities that are not considered financial instruments. Tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value of financial instruments and have not been considered in these estimates.
     The methods and assumptions used to estimate the fair value of each class of financial instruments for which determination of such an estimate was practicable are as follows:
Cash and Cash Equivalents: The carrying amount is a reasonable estimate of fair value for these instruments.
Mortgage Loans Held for Sale: The fair value of mortgage loans held for sale is based either upon observable market prices or prices obtained from third parties.
Securities Available for Sale: The fair value of securities available for sale is estimated based on quoted market prices or dealer quotes.
Securities Held to Maturity: The fair value of securities held to maturity are estimated based on quoted market prices or dealer quotes.
Loans: Fair values are estimated for portfolio loans based on the present value of future estimated cash flows using discount rates which incorporate a premium commensurate with normal credit and interest rate risks involved. Loans are segregated by type such as commercial and industrial, commercial real estate, residential mortgage and installment.
Federal Home Loan Bank Stock: The carrying amount of FHLB stock is a reasonable estimate of fair value as all transactions with the FHLB in the capital stock are executed at par.
Deposits: The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, money market and NOW accounts, is equal to the amount payable on demand. The estimated fair value of certificates of deposit is based on the present value of future estimated cash flows using the rates currently offered for deposits of similar remaining maturities.
Federal Funds Purchased and Other Short-term Borrowings: Fair value approximates the carrying value since the majority of these instruments were entered into at or near December 31, 2005 and 2004. The carrying amount is a reasonable estimate of fair value of other short-term borrowings as these financial instruments are tied to floating rate indices such as prime and LIBOR, and reprice frequently.
Short-Term FHLB Advances: The carrying amount is a reasonable estimate of fair value since the majority of these instruments were entered into at or near December 31, 2005 and 2004 or these financial instruments are tied to floating rate indices such as LIBOR, and reprice frequently.

Notes to Consolidated Financial Statements
Long-term FHLB Advances and Security Repurchase Agreements: Fair value is estimated based on the present value of future estimated cash flows using current rates offered to the Company for debt with similar terms.
Long-Term Debt: Fair value is estimated based on the present value of future estimated cash flows using current rates offered to the Company for debt with similar terms.
Off-Balance Sheet Financial Instruments: The Company’s off-balance sheet financial instruments are detailed in Note 23.
Hedging Instruments: The Company’s commitments to fund residential real estate loan applications with agreed-upon interest rates and forward commitments to sell residential real estate loans may result in a gain or loss upon the sale of the funded residential real estate loans. The aggregated fair value of these off-balance sheet financial instruments at December 31, 2005 and 2004, which are based on quoted market prices, are discussed in Note 24.

Notes to Consolidated Financial Statements
     The following table presents the estimated fair values of the Company’s financial instruments:

	2005		2004
December 31	Carrying	Fair	Carrying	Fair
(In thousands)	Value	Value	Value	Value

Assets:
Cash and cash equivalents	$52,527	$52,527	$53,671	$53,671
Mortgage loans held for sale	38,259	38,440	105,318	105,440
Securities available for sale	861,623	861,623	620,794	620,794
Securities held to maturity	227,262	220,045	222,757	220,080
Loans, net of the allowance for loan losses	4,586,136	4,547,004	4,422,157	4,425,518
Federal Home Loan Bank stock	80,525	80,525	80,511	80,511

Liabilities:
Noninterest-bearing deposits	284,932	284,932	274,747	274,747
NOW, savings and money market accounts	1,159,283	1,159,283	1,307,228	1,307,228
Certificates of deposit maturing in:
Six months or less	922,776	924,192	382,383	382,782
Over six months to one year	267,395	267,742	137,163	137,171
Over one year to three years	371,545	371,661	484,782	490,421
Over three years	137,012	138,948	459,908	480,268

Total certificates of deposit	1,698,728	1,702,543	1,464,236	1,490,642
Total deposits	3,142,943	3,146,758	3,046,211	3,072,617
Federal funds purchased and other short-term borrowings	709,300	709,300	538,300	538,300
Short-term FHLB advances	218,000	218,000	215,000	215,000
Long-term FHLB advances and security repurchase agreements	1,489,432	1,501,828	1,390,878	1,451,716
Long-term debt	50,000	50,310	50,000	50,306
Note 26. Regulatory Matters
     Republic Bank is required by law to maintain average cash reserve balances with the Federal Reserve Bank based on a percentage of deposits. At December 31, 2005, these reserves totaled $4.0 million. At December 31, 2004, the reserves totaled $4.9 million.
     The principal source of cash flows for the parent company is dividends from Republic Bank. Banking regulations limit the amount of dividends a state chartered financial institution may declare to the parent company in any calendar year. On December 31, 2005, $175.0 million was available for payment of dividends.
     The Company is subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can result in regulatory actions that impact the Company’s financial statements. Capital adequacy guidelines require minimum capital ratios of 8.00% for total risk-based capital, 4.00% for Tier 1 risk-based capital and 4.00% (and in some cases 3.00%) for Tier 1 leverage. All financial institutions must meet capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. To be considered well capitalized under such guidelines, a financial institution must maintain minimum capital ratios of 10.00% for total risk-based capital, 6.00% for Tier 1

Notes to Consolidated Financial Statements
risk-based capital and 5.00% for Tier 1 leverage. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators with respect to components, risk weightings and other factors.
     Management believes, as of December 31, 2005, that the Company met all capital adequacy requirements to which it is subject. In addition, Republic Bank had regulatory capital ratios in excess of the levels established for well-capitalized institutions.
     Republic Bank is also required to maintain minimum net worth capital requirements with various governmental agencies as a result of its mortgage banking operations. The net worth requirements related to mortgage banking are governed by the Department of Housing and Urban Development. As of December 31, 2005, Republic Bank met its minimum net worth requirements.
     As of December 31, 2005, the Federal Reserve Bank of Chicago considers the Company to be “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Company’s category.
     Presented in the table below are the capital amounts and ratios for the Company and its bank subsidiary, Republic Bank, at December 31, 2005 and 2004, along with a comparison to the year-end capital amounts and ratios established by the regulators.

			Adequately
	Actual		Capitalized		Well Capitalized
(In thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2005
Total capital (to risk weighted assets)(1):
Consolidated	$504,764	12.32%	$327,782	8.00%	$409,728	10.00%
Republic Bank	501,329	12.29	326,302	8.00	407,877	10.00
Tier 1 capital (to risk weighted assets)(1):
Consolidated	$460,499	11.24%	$163,891	4.00%	$245,837	6.00%
Republic Bank	457,064	11.21	163,151	4.00	244,726	6.00
Tier 1 capital (to average assets)(1):
Consolidated	$460,499	7.57%	$182,572	3.00%	$304,287	5.00%
Republic Bank	457,064	7.53	181,994	3.00	303,324	5.00

As of December 31, 2004
Total capital (to risk weighted assets)(1):
Consolidated	$498,469	12.96%	$307,703	8.00%	$384,629	10.00%
Republic Bank	479,719	12.53	306,294	8.00	382,868	10.00
Tier 1 capital (to risk weighted assets)(1):
Consolidated	$456,651	11.87%	$153,852	4.00%	$230,778	6.00%
Republic Bank	437,901	11.44	153,147	4.00	229,721	6.00
Tier 1 capital (to average assets)(1):
Consolidated	$456,651	7.94%	$172,551	3.00%	$287,585	5.00%
Republic Bank	437,901	7.64	172,038	3.00	286,731	5.00

(1)	As defined in the regulations

Notes to Consolidated Financial Statements
Note 27. Parent Company Financial Information
     The condensed financial statements of Republic Bancorp Inc. (Parent Company only) are as follows:

Parent Company Only Balance Sheets
December 31 (In thousands)	2005	2004

Assets:
Cash and due from banks	$76	$84
Interest earning deposits	15,640	30,398

Cash and cash equivalents	15,716	30,482
Investment in subsidiaries	452,131	441,996
Notes and advances receivable from subsidiary	—	96
Furniture and equipment	58	54
Other assets	17,715	16,888

Total assets	$485,620	$489,516

Liabilities and Shareholders’ Equity:
Accrued expenses and other liabilities	$29,615	$28,332
Subordinated debentures	51,546	51,546

Total liabilities	81,161	79,878
Total shareholders’ equity	404,459	409,638

Total liabilities and shareholders’ equity	$485,620	$489,516

Parent Company Only Income Statements
Year Ended December 31 (In thousands)	2005	2004	2003

Interest income	$50	$84	$79
Dividends from subsidiary	54,700	35,000	31,000
Management fee from subsidiary	5,300	5,000	5,000

Total income	60,050	40,084	36,079

Interest expense	4,433	4,433	4,472
Salaries and employee benefits	6,289	6,127	5,365
Other expenses	2,352	1,575	3,838

Total expenses	13,074	12,135	13,675

Income before income taxes and excess of undistributed earnings of subsidiary over dividends	46,976	27,949	22,404
Income tax credit	(3,896)	(2,839)	(3,293)

Income before excess of undistributed earnings of subsidiary over dividends	50,872	30,788	25,697
Excess of undistributed earnings of subsidiary over dividends	18,309	35,896	35,029

Net income	$69,181	$66,684	$60,726

Notes to Consolidated Financial Statements

Parent Company Only Statements of Cash Flows
Year Ended December 31 (In thousands)	2005	2004	2003

Cash Flows from Operating Activities:
Net income	$69,181	$66,684	$60,726
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,614	1,239	960
Excess of undistributed earnings of subsidiary over dividends	(18,309)	(35,896)	(35,029)
Increase in other assets	(1,892)	(1,996)	(2,182)
Increase (decrease) in other liabilities	759	(776)	4,391
Other, net	(790)	(540)	(36)

Total adjustments	(18,618)	(37,969)	(31,896)

Net cash provided by operating activities	50,563	28,715	28,830

Cash Flows from Investing Activities:
Premises and equipment expenditures	(21)	—	—

Net cash used in investing activities	(21)	—	—

Cash Flows from Financing Activities:
Repayment of long-term debt	—	—	(13,500)
Net proceeds from issuance of common shares	7,798	9,367	12,970
Repurchase of common shares	(42,420)	(7,883)	(15,022)
Dividends paid on common shares	(30,686)	(26,405)	(20,159)

Net cash used in financing activities	(65,308)	(24,921)	(35,711)

Net increase (decrease) in cash and cash equivalents	(14,766)	3,794	(6,881)
Cash and cash equivalents at beginning of year	30,482	26,688	33,569

Cash and cash equivalents at end of year	$15,716	$30,482	$26,688

Quarterly Data (Unaudited)
     The following is a summary of unaudited quarterly results of operations for the years 2005 and 2004:

					Full
(In thousands, except per share data)	1Q	2Q	3Q	4Q	Year

2005

Earnings Summary
Interest income	$75,841	$80,737	$83,351	$86,271	$326,200
Interest expense	37,513	41,986	45,271	47,394	172,164
Net interest income	38,328	38,751	38,080	38,877	154,036
Provision for loan losses	1,500	1,400	1,400	1,500	5,800
Mortgage banking income	5,825	3,232	4,760	4,856	18,673
Service charges	2,681	3,008	3,318	3,155	12,162
Gain on sale of securities	435	292	447	611	1,785
Gain on sale of SBA loans	392	561	628	889	2,470
Income from bank owned life insurance	1,013	1,080	1,083	1,033	4,209
Other noninterest income	692	713	775	1,825	4,005
Total noninterest expense	22,872	21,259	23,898	25,232	93,261
Income before taxes	24,994	24,978	23,793	24,514	98,279
Net income	17,307	17,475	17,222	17,177	69,181

Per Common Share
Basic earnings	$.22	$.23	$.23	$.23	$.91
Diluted earnings	.22	.23	.22	.23	.90
Cash dividends declared	.10	.10	.10	.11	.41

2004

Earnings Summary
Interest income	$67,819	$67,992	$72,291	$74,277	$282,379
Interest expense	31,940	31,795	33,591	35,203	132,529
Net interest income	35,879	36,197	38,700	39,074	149,850
Provision for loan losses	2,500	2,000	2,250	1,750	8,500
Mortgage banking income	5,174	6,566	4,558	6,441	22,739
Service charges	2,697	3,005	2,971	2,841	11,514
Gain on sale of securities	688	674	602	497	2,461
Gain on sale of SBA loans	521	665	1,400	1,230	3,816
Income from bank owned life insurance	1,303	1,180	1,070	1,095	4,648
Other noninterest income	431	428	248	1,034	2,141
Total noninterest expense	21,022	23,379	23,348	26,326	94,075
Income before taxes	23,171	23,336	23,951	24,136	94,594
Net income	16,299	16,368	17,213	16,804	66,684

Per Common Share
Basic earnings	$.21	$.21	$.22	$.22	$.86
Diluted earnings	.21	.21	.22	.21	.85
Cash dividends declared	.08	.08	.09	.10	.35